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Founded 1866

July 22, 2015
Exhibit 8.1

Entergy New Orleans, Inc. 1600 Perdido Street New Orleans, Louisiana 70112
Entergy New Orleans Storm Recovery Funding I, L.L.C. 1600 Perdido Street L-MAG-505A New Orleans, Louisiana 70112
Re:Entergy New Orleans Storm Recovery Funding I, L.L.C.
Ladies and Gentlemen:
We have acted as special counsel to Entergy New Orleans, Inc. (“ENO”) and Entergy New Orleans Storm Recovery Funding I, L.L.C., a Louisiana limited liability company (the “Company”), in connection with the issuance and registration of $98,730,000 aggregate principal amount of Storm Recovery Bonds (the “Storm Recovery Bonds”) of the Company. In that connection, reference is made to the first Registration Statement filed on Form S-3 (Registration Nos. 333-203320 and 333-203320-01) filed on April 10, 2015 and as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, filed on May 29, 2015, June 10, 2015 and June 17, 2015, respectively, and the second Registration Statement filed on Form S-3 (Registration Nos. 333-205638 and 333-205638-01) filed on July 13, 2015 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Storm Recovery Bonds are to be issued under an Indenture (the “Base Indenture”) between the Company and The Bank of New York Mellon, a New York banking corporation, as indenture trustee and securities intermediary (the “Trustee”), as supplemented by a Series Supplement (the “Series Supplement” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, the final form of each of which was filed as an exhibit to a Form 8-K on July 16, 2015.
We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Storm Recovery Bonds. We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and other instruments, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter. In rendering the opinions expressed in this letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for examination. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company or others.
Based upon the foregoing, it is our opinion that for U.S. federal income tax purposes, (1) the Company will not be treated as a taxable entity separate and apart from ENO and (2) the Storm Recovery Bonds will be treated as debt of ENO.
Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. This opinion is rendered as of the date hereof and is based on the current provisions of the Internal Revenue Code and the Treasury regulations issued or proposed thereunder, Revenue Rulings, Revenue Procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change could apply retroactively and modify the legal conclusions upon which our opinions are based. This opinion is rendered as of the date hereof and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.
We are furnishing this opinion to you solely in connection with the issuance of the Storm Recovery Bonds described above, and this opinion is not to be relied on, circulated, quoted or otherwise referred to for any other purpose. However, we hereby consent to (i) the posting of a copy of this letter to an internet website required under Rule 17g-5 under the Exchange Act and maintained by ENO solely for the purpose of complying with such rule and (ii) the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the Prospectus under the section captioned "Prospectus Summary - Tax Status," the Prospectus under the section captioned "Material U.S. Federal Income Tax Consequences," the Prospectus under the section captioned "Legal Matters," and the Prospectus Supplement under the section captioned "Material U.S. Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the related rules and regulations of the Commission thereunder.
Very truly yours,